       EXHIBIT 99

Garmin Reports Record Second Quarter 2004 Revenue and Earnings
and Announces Cash Dividend

CAYMAN ISLANDS, July 28, 2004/PRNewswire/ — Garmin Ltd. (Nasdaq: GRMN — news) today announced record revenue and earnings for its second fiscal quarter ended June 26, 2004. Revenue for the quarter increased 32 percent to $189.7 million from $143.5 million in the year-ago quarter. Net income was $56.3 million, or $0.52 diluted earnings per share, compared to $47.2 million or $0.43 diluted earnings per share in the year-ago quarter. Second quarter net income included a $3.6 million foreign currency gain as a result of a stronger U.S. dollar compared to the Taiwan dollar. Excluding the effects of foreign currency, diluted EPS for the quarter was $0.49 compared to $0.44 in the year-ago quarter, exceeding the high end of management’s guidance of $0.44 to $0.48.

        “We are pleased to announce another quarter of solid revenue growth. Demand for our products continues strong, driven by increased demand across all product lines,” said Dr. Min Kao, CEO of Garmin Ltd. “The consumer segment recorded a 30 percent growth in revenues during this quarter despite severe component availability constraints. The introduction of 36 new and innovative products during the first half of 2004 has generated excitement in our core markets, and our new product pipeline remains robust. Our StreetPilots, marine network systems, 60C, 76C, 276C, and 296C are just a few of the products we have introduced which provide consumers with many options for navigation. We also began shipping our first G1000™ avionics in the second quarter of 2004.”

Consumer revenue for the second quarter totaled $148.5 million — a 30% growth compared to the second quarter of 2003. In addition, aviation revenue totaled $41.2 million – a 41 percent increase compared to the year-ago quarter. Total units sold for the quarter increased to 569,000 from 513,000 – representing an increase of 11 percent.

Revenue increased across all geographic regions during the second quarter of fiscal 2004 when compared to the year-ago quarter:

—   North America revenue was $125.7 million compared to $100.3 million, up 25 percent.
—   Europe revenue was $56.3 million compared to $37.0 million, up 52 percent.
—   Asia revenue was $7.7 million compared to $6.2 million, up 24 percent.

        “We are pleased with the quarter’s overall financial performance,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our consumer segment has now logged its eleventh consecutive quarter of year-over-year revenue growth in excess of 20%. Our aviation segment has also demonstrated growth with the introduction of both panel-mount and portable products. The many new products released in the first half of 2004 should fuel strong growth in the second half of the year. Gross margins improved during the second quarter of 2004 to 51.8% from 50.8% in the first quarter of 2004. Improved product mix within both aviation and consumer segments offset by additional product transition costs during the quarter accounted for the increase in gross margins.”

Revenue for the six-month period ending June 26, 2004 was $348.0 million – up 30 percent from the $267.3 million generated in the year-ago. Net income increased to $91.0 million or $0.83 diluted earnings per share, compared to $88.7 million or $0.81 diluted earnings per share in the year-ago period. Net income for the six-month period ended June 26, 2004 included a $3.9 million foreign currency loss as a result of a weaker U.S. dollar compared to the Taiwan dollar. Excluding the effects of foreign currency, diluted EPS for the period was $0.86 compared to $0.83 in the year-ago period.

Consumer revenue for the six-month period totaled $271.9 million – a 30 percent growth compared to the year-ago period. Aviation revenue totaled $76.1 million – a 32 percent increase compared to the same period in fiscal 2003. Total units sold for the period increased to 1,048,000 from 959,000 – representing an increase of 9 percent.

Revenue increased across all geographic regions during the six months ending June 26, 2004 when compared with the same period in 2003:

—   North America revenue was $233.0 million compared to $185.6 million, up 26 percent.
—   Europe revenue was $100.2 million compared to $70.5 million, up 42 percent.
—   Asia revenue was $14.8 million compared to $11.2 million, up 32 percent.

Third Quarter and Fiscal 2004 Outlook

The company estimates that its diluted EPS for the third fiscal quarter of 2004, excluding effects for foreign currency, will be in the range of $0.42 to $0.45 on revenues of $167 million to $174 million.

The company estimates that its diluted EPS for fiscal year 2004, excluding effects for foreign currency, will be in the range of $1.79 to $1.85 on revenues of $718 million to $732 million.

Dividend Declaration

"We are also pleased to report that the Garmin Board of Directors has approved a $0.50/share annual cash dividend payable to shareholders of record on December 1, 2004,” announced Dr. Kao. “This dividend will be paid on December 15, 2004.” The payment of future dividends will be at the discretion of the Board of Directors after taking into account various factors including operating results, anticipated needs and plans for acquisition or expansion.

Foreign Currency Translation—Non-GAAP Measures

Management believes that earnings per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the company’s consolidated foreign currency translation gain or loss results from translation into New Taiwan dollars at the end of each reporting period of the significant cash and marketable securities held in U.S. dollars by the company’s Taiwan subsidiary. Such translation is required under GAAP because the functional currency of this subsidiary is New Taiwan dollars. However, there is minimal cash impact from such foreign currency translation and management expects that the Taiwan subsidiary will continue to hold the majority of its cash, cash equivalents and marketable securities in U.S. dollars. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the largely non-cash impact of the position of the U.S. dollar versus the New Taiwan dollar, which permits a consistent comparison of results between periods.

Earnings Call Information

        The information for Garmin Ltd.‘s earnings call is as follows:

When: Wednesday, July 28, 2004 at 11:00 a.m. Eastern
Where:    http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:       Simply log on to the web at the address above or call to listen in at
                 800-883-9537.
Contact: investor.relations@garmin.com

A phone recording will be available for 24 hours following the earnings call and can be accessed by dialing 800-642-1687 utilizing the access code 8462346. An archive of the live webcast will be available until August 27, 2004 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are based on management’s current expectations. Any statements regarding the company’s future financial position, revenues, earnings, product introductions, plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin. Information concerning risk factors that could affect Garmin’s actual results is contained in the Annual Report on Form 10-K for the year ended December 27, 2003 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2003 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, general recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200. Garmin and StreetPilot are registered trademarks, and G1000 is a trademark of Garmin Ltd. or its subsidiaries.

Source:Garmin Ltd.
-0-

Investor Contact:

Polly Schwerdt, Investor Relations Manager, 913-397-8200, ext. 1394
E-mail: polly.schwerdt@garmin.com

Media Contacts:

Ted Gartner, Senior Media Relations Specialist, 913-397-8200, ext. 1240
E-mail: ted.gartner@garmin.com

Pete Brumbaugh, Senior Media Relations Specialist, 913-397-8200, ext. 1411
E-mail: pete.brumbaugh@garmin.com

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) June 26, 2004	December 27, 2003
Assets
Current assets:
Cash and cash equivalents	$242,716	$274,329
Marketable securities	62,610	53,127
Accounts receivable, net	98,638	82,718
Inventories	89,866	96,794
Deferred income taxes	27,699	26,812
Prepaid expenses and other current assets	21,168	6,148

Total current assets	542,697	539,928
Property and equipment, net	141,074	104,784
Restricted cash	1,603	1,602
Marketable securities	221,415	168,320
Other assets, net	62,177	42,311

Total assets	$968,966	$856,945

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$40,587	$40,671
Other accrued expenses	33,711	24,817
Income taxes payable	50,188	38,946

Total current liabilities	124,486	104,434
Deferred income taxes	615	2,821
Stockholders' equity:
Common stock	1,081	1,082
Additional paid-in capital	101,969	104,022
Retained earnings	754,574	663,604
Accumulated other comprehensive loss	(13,759)	(19,018)

Total stockholders' equity	843,865	749,690

Total liabilities and stockholders' equity	$968,966	$856,945

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share information)
(Unaudited)

	13-Weeks Ended		26-Weeks Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Net sales	$189,655	$143,495	$347,984	$267,283
Cost of goods sold	91,336	59,838	169,214	108,970

Gross profit	98,319	83,657	178,770	158,313
Selling, general and
administrative expenses	19,401	13,935	36,043	27,529
Research and development
expense	14,710	9,607	28,929	18,403

	34,111	23,542	64,972	45,932

Operating income	64,208	60,115	113,798	112,381
Other income(expense) (A)	5,637	(1,057)	(85)	(227)

Income before income taxes	69,845	59,058	113,713	112,154
Income tax provision	13,530	11,812	22,743	23,413

Net income	$56,315	$47,245	$90,970	$88,741

Net income per share:
Basic	$0.52	$0.44	$0.84	$0.82
Diluted	$0.52	$0.43	$0.83	$0.81
Weighted average common
shares outstanding:
Basic	108,161	107,995	108,179	107,972
Diluted	108,884	109,038	109,052	108,888

(A)	Includes $3.6 million of foreign currency gains in Q2 2004 and $1.3 million of foreign currency losses in Q2 2003;
includes $3.9 million of foreign currency losses YTD 2004 and
$2.0 million of foreign currency losses YTD 2003.